SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2008
COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200
Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 621-9547
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 9, 2008, Copano Energy, L.L.C. (the “Company”) disclosed in a Current Report on Form 8-K that Ronald W. Bopp, Senior Vice President, Corporate Development of the Company, had informed the Company of his intention to retire from his position effective May 31, 2008. On May 14, 2008, the Compensation Committee of the Board of Directors of the Company approved the terms of a Retirement, Release and Consulting Services Agreement (“Agreement”) to be entered into with Mr. Bopp. The Agreement will be effective as of May 31, 2008 and will continue through May 30, 2009. The Agreement provides that Mr. Bopp will be engaged as a Senior Advisor and will be paid his current base salary through the term of the Agreement for advisory and consulting services of up to 20 hours per month. The Agreement further provides for Mr. Bopp’s (i) release and waiver of any claims against the Company or any of its affiliates, (ii) covenant not to compete with the Company in any county or adjacent county in Texas, Oklahoma, Colorado or Wyoming in which the Company does or has done business while he was employed by the Company or during the term of the Agreement for a period of one year following his retirement and (iii) agreement restricting the disclosure of certain confidential information of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: May 20, 2008	By:	/s/ Douglas L. Lawing
		Name:	Douglas L. Lawing
		Title:	Senior Vice President, General Counsel and Secretary